EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 12, 2025 (except for Note 3B, as to which the date is February 2, 2026), with respect to the consolidated financial statements included in the Annual Report of Ernexa Therapeutics Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of Ernexa Therapeutics Inc. on Forms S-8 (File Nos. 333-256760, 333-260200, 333-276521, and 333-287955), on Forms S-1 (File Nos. 333-261185, 333-283003, and 333-293150), and on Forms S-3 (File Nos. 333-264585, 333-286581, and 333-287954).

/s/ GRANT THORNTON LLP

New York, New York

March 13, 2026